Exhibit 99.1

Speedway Motorsports Reports Record Results for the Fourth Quarter and Year Ended December 31, 2004 and Provides Guidance For 2005

    CONCORD, N.C.--(BUSINESS WIRE)--Feb. 23, 2005--Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported record fourth quarter and full year results for 2004. This represents the fifth consecutive year that the Company has reported record results.
    The Company reported fourth quarter 2004 generally accepted accounting principles (GAAP) diluted earnings per share of $0.31, and full year 2004 GAAP diluted earnings per share of $1.69 and non-GAAP diluted earnings per share of $1.85. Non-GAAP results exclude a third quarter 2004 after tax charge of $7.3 million or $0.16 per diluted share related to the resolution of the Ferko litigation with NASCAR and International Speedway Corporation (ISC). A reconciliation of GAAP and non-GAAP results is provided below.



Fourth Quarter Comparison

For fourth quarter 2004 as compared to 2003:

    --  total revenues increased 5% or $3.9 million to $88.5 million;

    -- GAAP net income increased 22% or $2.5 million to $13.5 million; and

    -- GAAP diluted earnings per share increased 19% or $0.05 to $0.31.

Full Year Comparison

For the full year 2004 as compared to 2003:

    -- total revenues increased 10% or $42.0 million to $446.5 million;

    -- GAAP net income increased 26% or $15.1 million to $73.7 million;

    -- GAAP diluted earnings per share increased 23% or $0.32 to $1.69;

    -- non-GAAP net income increased 19% or $13.0 million to $80.9 million; and

    -- non-GAAP diluted earnings per share increased 16% or $0.26 to $1.85.


    GAAP and Non-GAAP Reconciliation

    The following financial information is presented below using other than generally accepted accounting principles ("non-GAAP") and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting GAAP basis amounts for certain items presented in the accompanying selected income statement data net of income taxes. The adjustments relate to charges for the Ferko settlement, refinancing essentially all of the Company's long-term debt and the FTC settlement. Management believes such non-GAAP information is useful to investors, providing meaningful information to assess the Company's core operations and perform financial analysis on comparative periods and peer group data. This non-GAAP information also is used by management to assess the Company's core operations, allocate resources and develop earnings guidance.

    This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to, or replacement of, operating income, net income or diluted earnings per share determined in accordance with GAAP.




                                        Three Months        Year
                                       Ended Dec 31:   Ended Dec 31:
                                      --------------------------------
                                         2004    2003    2004    2003
                                      --------------------------------
                                      (in thousands, except per share
                                                  amounts)
GAAP Net Income                       $13,540 $11,060 $73,654 $58,545
Adjustments (net of taxes):
   Ferko litigation settlement (1)         --      --   7,278      --
   Interim interest expense on debt
    redeemed (2)                           --      --      --     902
   Loss on early debt redemption and
    refinancing (2)                        --      --      --   7,770
   FTC refund claims settlement (3)        --      --      --     700
                                      --------------------------------
Non-GAAP Net Income                   $13,540 $11,060 $80,932 $67,917
                                      ================================

Diluted Earnings Per Share              $0.31   $0.26   $1.69   $1.37
Adjustments (net of taxes):
   Ferko litigation settlement (1)         --      --    0.16      --
   Interim interest expense on debt
    redeemed (2)                           --      --      --    0.02
   Loss on early debt redemption and
    refinancing (2)                        --      --      --    0.18
   FTC refund claims settlement (3)        --      --      --    0.02
                                      --------------------------------
Non-GAAP Diluted Earnings Per Share     $0.31   $0.26   $1.85   $1.59
                                      ================================

(1) Represents third quarter 2004 charge associated with settlement of the litigation between SMI, NASCAR and ISC resolving a lawsuit filed by Francis Ferko, as a SMI shareholder, against NASCAR and ISC. The Company was named as a necessary party to the lawsuit since the lawsuit was being brought on the Company's behalf by a shareholder. Applicable law required SMI to reimburse the plaintiff for litigation expenses incurred in successfully bringing this suit on behalf of SMI.

(2) Represents second quarter 2003 charge associated with replacement of the Company's bank credit facility, issuance of $230 million of 6 3/4% senior subordinated notes and early redemption of $250 million of 8 1/2% senior subordinated notes.

(3) Represents second quarter 2003 charge associated with refunds pursuant to a settlement with the Federal Trade Commission (FTC) and the Company's wholly-owned subsidiary Oil-Chem Research Corp.



    2005 Earnings Guidance

    William R. Brooks, chief financial officer and executive vice president of Speedway Motorsports, stated, "The Company estimates 2005 total revenues of $500-525 million, net income of $95-100 million, depreciation and interest of $60-65 million, and diluted earnings per share of $2.15-2.25 assuming current industry and economic trends continue."

    2004 Fourth Quarter Highlights

    Fourth quarter highlights include Lowe's Motor Speedway hosting large crowds at its Saturday night UAW-GM Quality 500 NASCAR NEXTEL Cup and The SpongeBob SquarePants Movie 300 NASCAR Busch Series racing events. Also, Atlanta Motor Speedway hosted large crowds at its Bass Pro Shops MBNA 500 NASCAR NEXTEL Cup and Aaron's 312 NASCAR Busch Series racing events. Television ratings and household viewership for both NEXTEL Cup weekends achieved substantial growth over the prior year. Other fourth quarter highlights include Texas Motor Speedway achieving near record attendance at its Chevy 500 Indy Racing League Series event and strong attendance at its Silverado 350 NASCAR Craftsman Truck Series event.

    "Speedway Motorsports is extremely pleased to report another consecutive year of record revenues and earnings," stated H.A. Wheeler, chief operating officer and president of Speedway Motorsports. "Our broadcast, sponsorship, display, hospitality and camping revenues all showed increases over the prior year. These increases helped offset the anticipated effect of decreased admissions in the current quarter caused by bad weather at both our NEXTEL Cup weekends in 2003."

    "Looking at 2005, all of our NASCAR NEXTEL Cup and most NASCAR Busch event sponsorships are again pre-sold, and strong interest is developing in Texas Motor Speedway's new NASCAR triple header weekend in November 2005. We continue to be encouraged by the successful format change for the NEXTEL Cup championship race, and the competition at this past weekend's Daytona 500 indicates the entertainment factor is alive and well in our premier racing series."

    O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports, stated, "Our 2005 season is off to a tremendous start with stronger advance sales for Las Vegas Motor Speedway's March NASCAR NEXTEL Cup event than this time last year and already sold-out tickets and luxury suites for both Bristol Motor Speedway's April and August NEXTEL Cup events. These factors, along with consecutive record results, solid growth in 2004, and expanding longer-term contracted revenues, continue to strengthen our operations and cash flows. With sponsorships, broadcast and admissions trending ahead of last year, we are more optimistic than ever about SMI's and our industry's growth prospects."

    Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe's Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiary, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 720 radio stations nationwide. For more information, visit the Company's website at www.gospeedway.com.

    This news release contains forward-looking statements, particularly statements with regard to the Company's future operations and financial results. There are many factors that affect future events and trends of the Company's business including, but not limited to, consumer and corporate spending sentiment, air travel, governmental regulations, military actions, national or local catastrophic events, the success of and weather surrounding NASCAR, IRL, NHRA and other racing events, our relationship with NASCAR and other sanctioning bodies, the success of expense reduction efforts, capital projects, expansion, financing needs, insurance, litigation, and economic conditions. These factors and other factors, including those contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

    Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 a.m. ET which are open to all participants. To participate in the conference call, you may dial 877-616-4485 for US and Canadian calls or 706-643-3796 for International calls. The reference number is 3066245. A web-cast of the call by CCBN can be accessed at the Company's website at www.gospeedway.com. To listen to a playback of the call, you may dial 800-642-1687 (US or Canada) or 706-645-9291 (International) beginning after 12:00 noon (ET) February 23rd through midnight (ET) March 9th. The reference number is 3066245. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; Marcus G. Smith, Executive Vice President, National Sales and Marketing; and Marylaurel E. Wilks, Vice President, Communications and General Counsel.



Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three and Twelve Months Ended December 31, 2004 and 2003
(In thousands except per share amounts)

                           Three Months Ended    Twelve Months Ended
                         ---------------------------------------------
INCOME STATEMENT DATA    12/31/2004 12/31/2003  12/31/2004 12/31/2003
----------------------------------------------------------------------

REVENUES:
  Admissions                $28,026    $28,656    $156,718   $150,253
  Event related revenue      30,170     28,630     137,074    127,055
  NASCAR broadcasting
   revenue                   21,086     17,484     110,016     90,682
  Other operating
   revenue                    9,245      9,861      42,711     36,539
----------------------------------------------------------------------
     Total Revenues          88,527     84,631     446,519    404,529
----------------------------------------------------------------------
EXPENSES AND OTHER:
  Direct expense of
   events                    17,035     17,871      81,432     77,962
  NASCAR purse and
   sanction fees             15,360     13,802      78,473     69,691
  Other direct operating
   expense                    7,480      9,398      37,662     32,325
  General and
   administrative            14,146     12,616      65,152     58,698
  Depreciation and
   amortization               8,778      8,078      35,524     33,894
  Interest expense, net       5,544      4,400      19,886     20,816
  Ferko litigation
   settlement                     -          -      11,800          -
  Loss on early debt
   redemption and
   refinancing                    -          -           -     12,800
  FTC refund claims
   settlement                     -         13           -      1,154
  Other expense
   (income), net                (12)       (67)     (2,819)       419
----------------------------------------------------------------------
     Total Expenses and
      Other                  68,331     66,111     327,110    307,759
----------------------------------------------------------------------
Income Before Income
 Taxes                       20,196     18,520     119,409     96,770
Income Tax Provision          6,656      7,460      45,755     38,225
----------------------------------------------------------------------
NET INCOME                  $13,540    $11,060     $73,654    $58,545
----------------------------------------------------------------------


BASIC EARNINGS PER SHARE      $0.31      $0.26       $1.70      $1.38
Weighted average shares
 outstanding                 43,738     42,801      43,342     42,517

DILUTED EARNINGS PER
 SHARE                        $0.31      $0.26       $1.69      $1.37
Weighted average shares
 outstanding                 44,029     43,104      43,654     42,798



BALANCE SHEET DATA         12/31/04   12/31/03
-----------------------------------------------

Cash and cash
 equivalents               $216,731   $134,472
Total current assets        285,595    204,748
Property and equipment,
 net                        913,987    886,700
Goodwill and other
 intangible assets, net     157,917     61,337
Total assets              1,398,333  1,190,556

Current liabilities         142,877    135,969
Revolving credit
 facility borrowings         50,000     60,000
Deferred race event
 income, net                 99,589     94,962
Total long-term debt        427,149    340,367
Total liabilities           765,008    642,482
Total stockholders'
 equity                    $633,325   $548,074
-----------------------------------------------



    CONTACT: Speedway Motorsports, Inc.
             Lauri Wilks, 704-455-3239